                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC File Number
(Check One):    /x/ Form 10-K    / / Form 20-F    / / Form 11-K     0-11532
/ / Form 10-Q   / / Form N-SAR                                    CUSIP Number

For Period Ended:     September 30, 1998
                      ----------------------------------------------------------

/ / Transition Report on Form 10-K      / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F      / /  Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

For the Transition Period Ended:
                                  ----------------------------------------------

READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------

                         PART I. REGISTRANT INFORMATION

Full name of registrant            XXsys Technologies, Inc.
                              --------------------------------------------------
Former name if applicable
                              --------------------------------------------------

Address of principal executive office (street and number)

4619 Viewridge Avenue
--------------------------------------------------------------------------------

City, State and Zip Code      San Diego, California 92123
                              --------------------------------------------------

                        PART II. RULE 12B-25 (b) AND (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (check where appropriate.)

    | (a) The reasons described in reasonable detail in Part III of this form | could not be eliminated without reasonable effort of expense;
    | (b) The subject annual report, semi-annual report, transition report on | Form 10-K
/x/ | Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or | before the fifteenth calendar day following the prescribed due date; or | the subject quarterly report or transition report
    |  on Form 10-Q, or portion thereof will be filed on or before the fifth
    | calendar day following the prescribed due date; and | (c) The accountant's statement or other exhibit required by Rule 12b-25 | (c) has been attached if applicable.

                               PART III. NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant changed financial management personnel in the fiscal fourth quarter, delaying the audit of the Company's financial statements. The audit of the Company's financial statements is not complete.

                           PART IV. OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification

        Gloria C. L. Ma                (619)            974-8200
--------------------------------------------------------------------------------
        (Name)                      (Area code)    (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for the shorter period that the registrant was required to file such report(s) been files? If the answer is no, identify reports(s).

                                                      [ x ]  Yes    [   ]  No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [   ]  Yes    [ x ]  No

If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


XXsys Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in the Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    12/29/98                        By:    /S/ GLORIA C. L. MA
        ---------------                        ---------------------------------
                                        Title: Chairman, Chief Executive Officer